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                                                                     Exhibit 8.1


                        /Letterhead of Hunton & Williams/

                                                  FILE NO: 53904.000017




December 21, 2001


To the Parties Listed on
  Schedule A Attached Hereto
  ----------

                                EQCC Trust 2001-2
                                -----------------
                  EQCC Asset Backed Certificates, Series 2001-2
                  ---------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel to EquiCredit Corporation of America, a Delaware corporation (the "Company") in connection with the formation of the EQCC Trust 2001-2 (the "Trust") pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2001 (the "Pooling and Servicing Agreement"), among the Company, as Transferor and Initial Servicer, EQCC Receivables Corporation, a Delaware corporation (the "Depositor"), The Bank of New York, as Trustee (the "Trustee"), Fairbanks Capital Corp, as Expected Successor Servicer (the "Expected Successor Servicer"), and Bank of America, N.A., as the Advancing Party and the issuance of approximately $10,368,314,214 initial principal amount of EQCC Asset Backed Certificates, Series 2001-2, consisting of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7 and Class X Certificates (the "Regular Certificates") and the Class R-I, Class R-II and Class R-III Certificates (the "Residual Certificates") pursuant to the Pooling and Servicing Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

          The assets of the Trust consist primarily of certain residential, adjustable rate and fixed rate, first and second lien mortgage loans (the "Mortgage Loans") and certain other accounts. The Mortgage Loans were acquired by the Depositor from the Company pursuant to a Transfer Agreement dated as of December 1, 2001 (the "Transfer Agreement") between the Company and the Depositor. In accordance with the terms of the Pooling and Servicing Agreement, elections will be made for three identified groups of the assets of the Trust to be treated as separate real estate mortgage investment conduits ("REMICs") for federal income tax purposes. One such group of assets ("REMIC I") consists primarily of the Mortgage Loans and certain accounts. The second group of assets ("REMIC II") consists of the REMIC I Regular Interests. The third group of assets ("REMIC III") consists of the REMIC II Regular Interests. The right of the Company to receive payments in respect of Existing Advances (including interest thereon) is not an asset of REMIC I, REMIC II or REMIC III.

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The Parties Listed on Schedule A
                      ----------
December 21, 2001
Page 2



          We have reviewed the originals or copies of the following:

     (A) the registration statement on Form S-3 (Nos. 333-73446 and 333-73446-01) (the "Registration Statement"), filed by the Depositor and EQCC Asset Backed Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the shelf registration of Asset Backed Certificates issuable by the Depositor and EQCC Asset Backed Corporation from time to time in Series, of which the Class A Certificates are a part;

     (B) the Prospectus, dated December 13, 2001 (the "Base Prospectus"), and the Prospectus Supplement, dated December 20, 2001 (the "Prospectus Supplement," and together with the Base Prospectus, the "Prospectus"), both relating to the Class A Certificates;

     (C)  the Pooling and Servicing Agreement;

     (D)  the Transfer Agreement;

     (E) the Certificate of Incorporation, as amended, and Bylaws of each of the Company and the Depositor, together with a certificate of existence from the State of Delaware with respect to each of the Company and the Depositor; and

     (F) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

          Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the statements and legal conclusions contained in the Prospectus Supplement and Base Prospectus under the caption "Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to investors in the Class A Certificates. Also, based on the foregoing and subject to the qualifications stated therein, we are of the opinion that if (i) all of the parties to the issuance transaction comply without waiver with all of the provisions of the Pooling and Servicing Agreement and the other documents prepared and executed in connection with such transaction, (ii) the Certificates are issued as described in the Prospectus, and (iii) elections properly are made and filed for each of REMIC I, REMIC II and REMIC III to be treated as separate REMICs pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"):

     1. REMIC I, REMIC II, and REMIC III will qualify as three separate REMICs for federal income tax purposes;



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The Parties Listed on Schedule A
                      ----------
December 21, 2001
Page 3


     2. The Class A Certificates and the Class X Certificates will represent "regular interests" in REMIC III, within the meaning of Section 860G(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") and the Class R-III Certificates will be the sole class of "residual interests" in REMIC III within the meaning of Section 860G(a)(2) of the Code;

     3. The REMIC II Regular Interests will represent "regular interests" in REMIC II, within the meaning of Section 860G(a)(1) of the Code and the Class R-II Certificates will be the sole class of "residual interests" in REMIC II within the meaning of Section 860G(a)(2) of the Code; and

     4. The REMIC I Regular Interests will represent "regular interests" in REMIC I, within the meaning of Section 860G(a)(1) of the Code and the Class R-I Certificates will be the sole class of "residual interests" in REMIC I within the meaning of Section 860G(a)(2) of the Code.

          You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

          No opinion has been sought and none has been given concerning the tax consequences of the transaction described herein or of the acquisition, ownership, or disposition of the Certificates under the laws of any state or locality.

          The opinions set forth herein are expressed solely for your benefit, and no other party shall be entitled to rely upon such opinions. This letter may not be referred to or copied, with or without specific reference to our firm, in any other connection, and may not be delivered to any other person or entity without our prior written consent.

                                                Very truly yours,




                                                Hunton & Williams

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                                   Schedule A
                                   ----------

Bank of America, N.A.
100 North Tryon Street
Charlotte, North Carolina  28255

The Bank of New York
5 Penn Plaza, 16/th/ Floor
New York, New York 10001

Financial Security Assurance Inc.
350 Park Avenue
New York, New York 10022

Standard & Poor's Ratings Group
55 Water Street
New York, New York 10041

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Fitch, Inc.
One State Street Plaza
New York, New York 10004